Exhibit 10.3.1

ORDER FORM

Anchorage Contact	Client Contact
Name: Matthew Zablotny	Name: Cynthia Lo Bessette
Email: [redacted]	Email: [redacted]

This AMENDED AND RESTATED MASTER CUSTODY SERVICE AGREEMENT (“Agreement”) is made and entered into as of the Effective Date provided herein, by and between Anchorage Digital Bank N.A. (“Anchorage”,) and each fund listed on Schedule C (each a “Client”) (Anchorage and Client, each a “Party” and collectively, the “Parties”) and fully amends and restates the Master Custody Service Agreement (“Original Agreement”) entered into by the Parties dated September 22, 2025. Each Client, acting through FD Funds Management LLC (the “Agent”), severally and not jointly enters into this Agreement with Anchorage. This Agreement shall constitute separate agreements, each between a single Client and Anchorage, as if such Client had executed a separate Agreement naming only itself as the Client, and no Client shall have any liability for the obligations of any other Client. Any reference to “Agreement” shall be construed to refer to the respective Agreement between a Client and Anchorage.

The Agreement consists of the terms in this Order Form and the immediately following Standard Terms and Conditions, which together, shall form the Agreement.

1. Eﬀective Date:	May 29, 2026

2.  Client(s). Each “Client” listed herein is subject to the Agreement as if this Agreement were between such individual Client and Anchorage, except specifically the Fees will be calculated on an aggregated basis, including the sum of all Clients’ Assets Under Custody. For the avoidance of doubt, notwithstanding anything herein to the contrary, each Client shall only be responsible for Fees and liabilities attributable to its assets held in its own Account pursuant to such Client’s Agreement with Anchorage, and under no circumstances will any Client be responsible for the Fees or liabilities of any other Client or person.

3.	Fees.

[redacted]

4.	Address for Notices:

To Agent:	Invoice Email: FundOperations@fmr.com
Notice Email: FundOperations@fmr.com
Attention: Fund Operations

To Anchorage:	legal@anchorage.com AND
custodyexecutive@ anchorage.com

Anchorage Digital Bank N.A. 101 S. Reid Street, Suite 329 Sioux Falls, South Dakota 57103

IN CONSIDERATION AND WITNESS WHEREOF, Anchorage and Client, by their duly authorized representatives, hereby execute this Agreement as of the Eﬀective Date.

ANCHORAGE DIGITAL BANK N.A.	EACH CLIENT LISTED ON SCHEDULE C BY FD FUNDS MANAGEMENT LLC IN ITS CAPACITY AS AGENT

By: /s/ Jake Childs	/s/ Cynthia Lo Bessette

Name: Jake Childs	Name: Cynthia Lo Bessette

Title: Head of Asset Management	Title: President
Company: FD Funds Management LLC

FD FUNDS MANAGEMENT LLC ON ITS OWN BEHALF
SOLELY WITH RESPECT TO SECTIONS 6.4 AND 5.2 (WITH RESPECT TO FEES ONLY) HEREOF

By: /s/ Cynthia Lo Bessette

Name: Cynthia Lo Bessette

Title: President

AFFILIATED BUSINESS DISCLOSURE

AND CONFLICT OF INTEREST WAIVER

Anchorage Digital Bank N.A. (“Anchorage”) is aﬃliated with Anchor Labs, Inc., Anchorage Hold LLC, Anchorage Digital Singapore Pte. Ltd., and other aﬃliates (each an “Anchorage Aﬃliate”), through common ownership and management. In particular, Anchor Labs, Inc. provides certain administrative, technology, marketing, and other support services for custodial accounts on behalf of Anchorage. Because Anchorage and Anchorage Aﬃliates are under common ownership and management, the owners of Anchor Labs, Inc. will receive an indirect benefit from any fees you pay to Anchorage. In addition, Anchorage and Anchorage Aﬃliates may each provide services to its own clients that are also participating in any additional optional services supported by both Anchorage and Anchorage Aﬃliates. Anchorage and Anchorage Aﬃliates may refer clients to each other, and cooperate with each other, for the performance of these shared services. If Anchorage oﬀers additional optional services to clients to participate in a network of services oﬀered by Anchorage Aﬃliates, and you choose to participate in such services, you hereby acknowledge and consent to the sharing of Client Data (as defined in this Agreement) between Anchorage and Anchorage Aﬃliates solely in order to provide such services to you. Any sharing of Client Data shall be subject to the data security and privacy requirements of Attachment 1 of this Agreement) as agreed between the applicable parties, and all applicable Laws. Your use of services of Anchorage may result in benefits from such referral to the other companies by virtue of the companies’ common ownership and management. For the avoidance of doubt, all relationships between Anchorage and Anchorage Aﬃliates, and all provision of Services to each Client, are in compliance with all applicable laws and regulations and industry best practices, including, without limitation, those concerning conflicts of interest, and this Agreement. To the extent applicable, the Anchorage Affiliates will comply with CFTC Rule 180.1 and other applicable law and do not engage in front-running.

ACKNOWLEDGEMENT

I, duly authorized and on behalf of each Client as set forth in the Order Form, have read this disclosure form, and I acknowledge and understand that Anchorage and Anchorage Aﬃliates are under common ownership and control. I further acknowledge and understand that by retaining Anchorage, I am providing an indirect financial benefit to the owners of Anchorage Aﬃliates. Understanding the common ownership and control of the companies, I agree to utilize the services of Anchorage of my own free will. I also understand and agree that Anchorage may share Client Data with any Anchorage Aﬃliate solely for the purpose of facilitating additional optional services to participate in a network of services oﬀered by Anchorage, and Anchorage Aﬃliates, that Client has agreed in writing to receive. I acknowledge and understand that any referrals for services among Anchorage and Anchorage Aﬃliates may result in the owners of the referring company receiving an indirect financial benefit from the services provided.

AGENT ON BEHALF OF EACH CLIENT SET FORTH ON SCHEDULE C HERETO

By: /s/ Cynthia Lo Bessette

Name: Cynthia Lo Bessette

Title: President

Company: FD Funds Management LLC

ANCHORAGE DIGITAL BANK

STANDARD TERMS AND

CONDITIONS

Capitalized terms not defined in the Order Form, body of these Terms and Conditions, or supporting Schedules are defined in Schedule A (Definitions).

1.	Anchorage Appointment and Provision of the Services.

1.1.

Appointment. Client appoints Anchorage to provide the Services, including acting as custodian of Client Digital Assets pursuant to this Agreement, and Anchorage hereby accepts such appointment. Anchorage represents that it is, and will continue to be for the duration of this Agreement, a qualified custodian as defined under Rule 206(4)-2 under the Investment Advisers Act of 1940 and implementing rules and regulations, as may be amended from time to time (“Advisers Act”).

1.2.	Provision of the Services.

(a)	Subject to (i) Client’s successful completion of the account acceptance process as provided in Section 2.1, and

(ii)	the terms of this Agreement, during the Term, Anchorage will provide the Services to Client.

(b)

Anchorage will reasonably determine the requirements for any Direction, including Authenticated Instructions, and whether such requirements have been satisfied as to any Direction, at all times subject to this Agreement. Anchorage shall not act on a direction or instruction which is not an Authenticated Instruction. Subject to the terms of, and provided Anchorage complies with its obligations under, this Agreement, Anchorage is entitled to rely upon a Direction in all respects. Client and Anchorage agree and acknowledge that (i) Anchorage’s acceptance of Directions related to Client’s deposit and withdrawal of assets is based on the parameters of Authenticated Instructions and in accordance with Anchorage’s Services requirements under this Agreement; (ii) Anchorage has no duty to inquire into or investigate the legality, validity, or accuracy of any information, data, or instructions related to a Direction that it reasonably believes is genuine following authentication, subject to, and provided Anchorage complies with its obligations under, this Agreement; and (iii) Anchorage shall act in a commercially reasonable manner, and in conformance with the following: (a) Directions shall continue in full force and eﬀect until executed, cancelled or superseded; (b) if any Directions are ambiguous or if in in Anchorage’s reasonable opinion any Directions are likely to be inaccurate, Anchorage shall notify Client and may refuse to execute such Directions until any such ambiguity has been resolved to Anchorage’s satisfaction; and (c) Anchorage may refuse to execute Directions if in Anchorage’s reasonable opinion such Directions are outside the scope of its obligations under this Agreement or are contrary to any applicable laws, rules and regulations, and Anchorage will promptly notify Client of such refusal. Anchorage is responsible for losses resulting from its errors in executing a Direction from the Client (e.g., if Client provides the correct destination address for executing a withdrawal transaction, but Anchorage erroneously sends Client’s Digital Assets to another destination address).

(a)

The Services are available only in connection with those Digital Assets and protocols that Anchorage, in its sole discretion, supports, which as of the Effective Date are listed on Anchorage’s website at https://www.anchorage.com/assets-supported. The type and scope of Services that Anchorage supports for each Digital Asset, and applicable Fees for such Services, may diﬀer. Client agrees that it will not knowingly attempt to use the Services to store, send, request, or receive Digital Assets and protocols that Anchorage does not support. Anchorage assumes no responsibility in connection with any attempt to use any Account or Vault with Digital Assets that Anchorage does not support, and any such unsupported Digital Assets deposited to or received in any Account or Vault may be lost. The Digital Assets that Anchorage supports may change from time to time, based on Anchorage’s sole and absolute discretion. Anchorage will notify Client one hundred and eighty (180) days in advance if it ceases to support any of the Digital Assets listed on Schedule I, (or in a timeframe as otherwise mutually agreed to by the Parties in writing with respect to Digital Assets not listed on Schedule I), for which Anchorage has previously provided Services to Client, unless Anchorage is required to cease such support by court order, statute, law, rule (including a self- regulatory organization rule), regulation, code, or other similar requirement, in which case written notice shall be provided promptly upon Anchorage determining it will not be able to support custody services for such Digital Asset.

(b)	[Reserved]

(c)	[Reserved]

(d)	[Reserved]

(e)	[Reserved]

(f)

Anchorage is solely responsible for any gas or network fees necessary for the transfer of Digital Assets pursuant to Client Directions. Anchorage shall be liable for paying any gas or network fees on behalf of Client and shall be liable for any canceled Directions due to insuﬃcient gas or network fees.

1.3.

Storage of Digital Assets. Anchorage will receive Digital Assets for storage in Client’s Account by generating Private Keys and their Public Key pairs, with Anchorage retaining custody of such Private Keys. Upon receipt, Anchorage will custody the Digital Assets in Client’s name or Accounts established for the benefit of the Client and no other person and will transfer Digital Assets out of custody only upon Client Directions. The Private Keys controlling the Digital Assets belonging to Client shall be securely held by Anchorage in oﬄine cold storage at all times. Anchorage shall be deemed to have received a Digital Asset after the Digital Asset’s receipt has been confirmed on the relevant Blockchain, except for Digital Assets deemed to be spam or gas by Anchorage and the Client. Digital Assets in Client’s Account shall (i) be segregated at a unique blockchain address or addresses on the relevant Blockchain (e.g., in the case of bitcoin, the Blockchain associated with the Bitcoin network) from the assets held by Anchorage as principal and the assets of other customers of Anchorage and any other person, (ii) not be treated as general assets of Anchorage, and Anchorage shall have no right, title or interest in such Digital Assets, (iii) Anchorage serves as a fiduciary and custodian on Client’s behalf, and the Digital Assets in Client’s Account are considered fiduciary assets that remain Client’s property at all times. Digital Assets shall be held in Client’s Account in accordance with the terms of this Agreement and shall not be commingled with other customers’, Anchorage’s, or any other person’s Digital Assets. Client’s Account(s) and all Digital Assets in the Client’s Account shall be held by Anchorage at all times.

1.4.

Accounting for and ownership of Client Digital Assets and fiat currency. At all times, Client owns Digital Assets and fiat currency (if applicable) held by Anchorage on behalf of Client under this Agreement. Client Digital Assets and fiat currency of the Client are custodial assets that shall be kept separate from the assets of Anchorage and shall not be reflected on Anchorage’s balance sheet as assets of Anchorage. Anchorage will record on its books and records all Digital Assets and fiat currency (if applicable) received by Anchorage for the Account and will segregate Client Digital Assets from those of any other person or entity at a unique blockchain address or addresses at which only Digital Assets belonging to Client shall be held at all times. Anchorage will provide Client with access to the Technology Platform for transaction and holding records and will provide Client daily statements that show balances and transaction records of Client Digital Assets and fiat currency, if applicable. Upon commercially reasonable notice to Anchorage, Anchorage will provide Client with copies of the books and records pertaining to the Client that are in the possession or under the control of Anchorage. The books and records maintained by Anchorage will be prepared and maintained in all material respects as required by applicable Laws, and shall separately identify Client’s Digital Assets at all times such that (i) Anchorage and its auditors and regulators can identify Client and its Digital Assets and fiat currency; and (ii) in an insolvency of Anchorage, the receiver or other administrator appointed in respect of Anchorage would be able to identify and trace Client’s Digital Assets separately from the assets of Anchorage’s own assets and those of all other persons. Upon request from Client in writing, Anchorage shall reasonably cooperate with Client or Client’s authorized independent public accountant, and provide confirmation of and access to information suﬃcient to confirm (i) Client’s Digital Assets and fiat currency as of such date as such accountant may specify, and (ii) Client’s Digital Assets are held in a separate account under Client’s name, and (iii) such other information as Client’s authorized independent public accountant may reasonably request in connection with any audit or examination of Client.

1.5.

Authority to Assign or Pledge. Client’s Digital Assets and fiat currency shall not be subject to any right, charge, security interest, lien or claim of any kind in favor of Anchorage or any of its Aﬃliates or of any creditor of any of them, and Anchorage shall not have the independent right or authority to assign, hypothecate, pledge, encumber or otherwise dispose of any Client Digital Assets or fiat currency of Client. Anchorage hereby represents that for the duration of this Agreement, the Digital Assets in the Account and the fiat currency in the Deposit Account, as defined in Section 2.7, will not be general assets of Anchorage or of any of its Aﬃliates and will not be available to satisfy claims of any creditors of Anchorage or of any of its Aﬃliates.

1.6.

Application of the Uniform Commercial Code (“UCC”). Client Digital Assets in the Account and fiat currency will be treated as “financial assets” under Article 8 of the New York Uniform Commercial Code (“Article 8”). Anchorage is a “securities intermediary,” the Account is a “securities account,” and Client is an “entitlement holder” under Article 8. This Agreement sets forth how Anchorage will satisfy its Article 8 duties. Treating Client assets in the Account as financial assets under Article 8 does not determine the characterization or treatment of the cash and digital assets of Client under any other law or rule. New York will be the securities intermediary’s jurisdiction with respect to Anchorage for purposes of Article 8, and New York law will govern all issues addressed in Article 2(1) of the Hague Securities Convention. Anchorage will credit the Client with any payments or distributions on any Client assets it holds for Client’s Account. Anchorage will comply with Client’s Directions with respect to Client assets in Client’s Account, subject to the terms of this Agreement. Anchorage is obligated by Article 8 to maintain suﬃcient digital assets to satisfy all entitlements of customers of Anchorage, respectively, to the same digital assets. Anchorage shall not grant any person or entity a lien, security interest, encumbrance, mortgage, pledge, or adverse claim or interest of any kind in the digital assets in the Client’s Account. Digital assets in Client’s Account are custodial assets. Under Article 8, the digital assets in the Client’s Account are not general assets of Anchorage, and are not available to satisfy claims of creditors of Anchorage or any of its Aﬃliates. Anchorage will comply at all times with the duties of a securities intermediary under Article 8, including but not limited to those set forth at UCC sections 8-504(a), 8-505(a), 8-506(a), 8-507 and 8-508.

1.7.

Rights of Use; Limits on Use. Subject to the terms of this Agreement, Anchorage hereby grants to Client a non- sublicensable (except to Aﬃliates of Client or to any Authorized Person, Agent, and any Third Party in accordance with this Section 1.7), non-exclusive, royalty-free worldwide right during the Term to access the Technology Platform. Client may sublicense its rights to access and use the Technology Platform to any of its Aﬃliates, Authorized Persons, Agent, and Third Parties authorized by Client in accordance with Section 2.3(b). Client will not, and will not permit its Aﬃliates, Authorized Persons, Agent or applicable Third Parties to: (i) directly copy, disseminate, display, distribute, publish, sell, or otherwise disclose any part of the Technology Platform, or create any works or other materials based on or derived from any part of the Technology Platform in a manner not contemplated under this Agreement or otherwise directed by Anchorage or its Aﬃliates or Agent during the Term; (ii) reverse engineer, decompile, or disassemble the software used in the Technology Platform; (iii) sell, rent, lease, or license Client’s right to use the Technology Platform except as may be set out under this Agreement; or (iv) use the Technology Platform or Services in any other way not expressly authorized by this Agreement. Client will be responsible for all acts and omissions of Authorized Persons in connection with or relating to this Agreement; provided that the foregoing will not in any way limit or reduce Anchorage’s duties and obligations to Client under this Agreement

1.8.

Support and Maintenance. Subject to applicable Law, as part of the Services and at no additional cost to Client, Anchorage will (i) make the Technology Platform available to Client, and (ii) provide other Support Services to Client as described in this Agreement, including the Addendum 1 and the Service Level Agreement.

1.9.	Business Continuity Policy. Anchorage shall maintain a business continuity policy applicable to Anchorage’s performance of Services as described in Schedule H.

1.10.	Forks, Airdrops.

(a)

Should a Fork occur: (i) Anchorage retains the right, in its sole discretion, to determine whether or not to support (or cease supporting) either Forked Network; (ii) in connection with determining whether to support a Forked Network, Anchorage may suspend certain operations, in whole or in part (with or without advance notice), for however long Anchorage reasonably deems necessary, in order to take the necessary steps, as determined in its sole discretion, to perform obligations hereunder with respect to supporting a Forked Network; (iii) Client hereby agrees that Anchorage shall determine, in its sole discretion, whether to support such Forked Network and that Client shall have no right or claim against Anchorage related to value represented by any change in the value of any Digital Asset (on a Forked Network), including with respect to any period of time during which Anchorage exercises its rights described herein with respect to Forks and Forked Networks; and (iv) Anchorage will use commercially reasonable eﬀorts to timely select, in its sole discretion, at least one (1) of the Forked Networks to support and will identify such selection in a written notice.

i)

With respect to a Forked Network that Anchorage chooses not to support, Anchorage may, in its sole discretion, elect to (x) abandon or otherwise not pursue obtaining the Digital Assets from that Forked Network, or (y) if Client provides written consent to take delivery of such Digital Assets from the Forked Network, deliver the Digital Assets from that Forked Network to Client within a time period as determined by Anchorage in its sole discretion, together with any credentials, keys, or other information suﬃcient to gain control over such Digital Assets (subject to the withholding and retention by Anchorage of any amount reasonably necessary, as determined in Anchorage’s sole discretion, to fairly compensate Anchorage for the eﬀorts expended to obtain and deliver such Digital Assets to Client). Client acknowledges and agrees that Anchorage assumes no responsibility with respect to any Forked Network and related Digital Assets that it chooses not to support. With respect to Forked Networks that Anchorage chooses to support, Client may be responsible for the reasonable fees for such support (as mutually agreed to by the Parties).

(b)

Client acknowledges that Digital Asset values can fluctuate substantially which may result in a total loss of the value of Digital Assets. The supply of Digital Assets available as a result of a Forked Network and Anchorage’s ability to deliver Digital Assets resulting from a Forked Network may depend on circumstances or Third Party providers that are outside of Anchorage’s control. Anchorage does not own or control any of the protocols that are used in connection with Digital Assets and their related Digital Asset networks, including those resulting from a Forked Network. Accordingly, Anchorage disclaims all liability relating to a Forked Network and any change in the value of any Digital Assets (whether on a Forked Network or otherwise) due to the operation of Digital Asset networks which aﬀect all holders of Digital Assets on such networks as a class, and makes no guarantees regarding the security, functionality, or availability of such protocols or Digital Asset networks, provided Anchorage shall act in accordance with this Agreement. In the event that a Digital Asset network, entity or person (a “Sender”) attempts to or does contribute (sometimes called “airdropping” or “bootstrapping”) its Digital Assets (collectively, “Airdropped Digital Assets”) to holders of Digital Assets on an existing Digital Asset network and Client notifies Anchorage in writing that Client agrees that it is willing to take possession of the Airdropped Digital Assets associated with Client’s Digital Assets, Anchorage may, in its sole discretion, elect to: (i) subject to a reasonable airdrop fee as mutually agreed to by the Parties, support the Airdropped Digital Asset for custody and, if appropriate, reconcile Account(s); (ii) abandon or otherwise not pursue obtaining the Airdropped Digital Assets; or (iii) within a time reasonable period as determined by Anchorage, deliver the Airdropped Digital Assets from that Digital Asset network to Client, together with any credentials, keys, or other information suﬃcient to gain control over such Airdropped Digital Assets (subject to the withholding and retention by Anchorage of any amount reasonably necessary, as determined in Anchorage’s sole discretion, to fairly compensate Anchorage for the eﬀorts expended to obtain and deliver such Airdropped Digital Assets to Client). If Anchorage supports, obtains or delivers Airdropped Digital Assets, such actions will not create any relationship between the Sender and Anchorage, grant any interest or rights to the Sender (including, without limitation, any Third Party beneficiary rights), or subject Anchorage to any obligations as it relates to the Sender. Anchorage shall have a process in place to promptly notify Client of any attempts by an unknown Sender to deposit Airdropped Digital Assets [and either (i) in cases where Anchorage does not support the Airdropped Digital Assets prevent such deposits] or (ii) in cases where Anchorage does support the Airdropped Digital Assets allow a mechanism where Client may choose to mark such Airdropped Assets as an unauthorized deposit and then Anchorage will not credit such deposit to Client’s account and under no circumstances will Anchorage include any Airdropped Digital Assets in Client’s custody holdings without Client’s express written approval. If Anchorage determines not to support certain Airdropped Digital Assets, it shall provide Client with reasonable prior notice to permit Client to move (if Client so desires) any affected Digital Assets to a different wallet that will accept the Airdropped Digital Assets.

(c)

In the event that an announcement of a Fork of a Digital Asset held in Client Account is to occur pursuant to Section 1.10(a), upon a written notice by either Party, Parties agree to enter into a good faith discussion about which Fork can be supported by Anchorage and Anchorage will support the industry consensus branch of such Fork (i.e., as determined by hash power and replay protection), unless expressly prohibited by Law or Anchorage’s US prudential regulator. Notwithstanding anything to the contrary herein, Anchorage agrees to provide one hundred and eighty days’ (180) advance written notice to the Client announcing which Forked Network of the applicable Digital Asset on Schedule I, (or in a timeframe as otherwise mutually agreed to by the Parties in writing with respect to Digital Assets not listed on Schedule I), that Anchorage intends to support upon becoming aware of the proposed fork, and to use commercially reasonable eﬀorts to give Client a reasonable opportunity to withdraw Client’s Digital Assets following such announcement.

1.11.

Generally. Client agrees that Anchorage will perform only such duties as are expressly set forth herein, including complying with applicable Law and the standard of care specified in Section 10. Anchorage has the authority to do all acts that Anchorage reasonably and in good faith determines are necessary, proper, or convenient for it to perform its obligations under this Agreement, provided it shall at all times comply with and be subject to this Agreement and shall have no obligation to perform acts which it reasonably believes do not comply with applicable Laws.

2.	Client Responsibilities and Acknowledgements.

2.1.	Account Acceptance; Authorized Person Designations.

(a)

Services will be provided only after Client’s successful completion of the account acceptance process, including but not limited to the onboarding process in Section 2.3(a), as determined in Anchorage’s sole discretion. Anchorage may terminate this Agreement upon ninety (90) days’ prior written notice to the Client due to Client’s failure to complete the onboarding process with Anchorage; provided that this right will no longer apply after the date of execution of this Agreement by both parties. To complete the acceptance process, Client shall provide Anchorage with information and documents, which include but are not limited to, information necessary for Anchorage’s compliance with the Bank Secrecy Act (“BSA”), and all Laws and regulations relating to anti-money laundering (“AML”), Know-Your-Customer (“KYC”), counter-terrorist financing, sanctions screening requirements, or any other legal obligations, in each case, as determined by Anchorage in its sole discretion. Upon acceptance of Client by Anchorage, Agent, on behalf of Client, shall nominate and manage Authorized Persons.

(b)

In order to be approved as an Authorized Person, nominated persons must agree to data collection permissions and related policies provided in the Anchorage application and Technology Platform, including privacy policies and other terms, which may be amended from time to time. A copy of the then-current versions of such privacy policies and other terms will be provided at the written request of Client. Client is solely responsible for the actions or inactions of all Authorized Persons at all times, though Anchorage shall comply with its obligations under this Agreement, including the standard of care specified in Section 10 hereof. With respect to Client’s primary custody Account, Client will initially nominate three (3) or more individuals as Authorized Persons prior to initiation of Client on-boarding by Anchorage, and a minimum of two (2) of three (3) Authorized Persons must approve an Authenticated Instruction. Anchorage reserves the right in its reasonable sole discretion to change the minimum number of Authorized Persons to be designated or which are required to approve a Direction; provided that Anchorage provides Client with 60 days’ prior written notice to Client.

(c)

Subsequent to the approval and on-boarding of initial Authorized Persons, Client may nominate additional Authorized Persons or revoke an Authorized Person’s status, each through a Direction to be approved by a Quorum.

2.2.

Acceptable Devices. Unless expressly agreed upon otherwise, Client shall maintain a separate Acceptable Device for each Authorized Person. The Acceptable Device must have Internet accessibility and meet other technical specifications prescribed by Anchorage in Schedule B.

2.3.	Authorized Persons; Anchorage API.

(a)

Each person nominated as an Authorized Person must be confirmed by Anchorage as an Authorized Person. Authorized Persons may be required to successfully complete the onboarding process and training, which may include (i) installing the Anchorage application onto the person’s Acceptable Device; and (ii) completing training on the Services regarding the creation of Directions or joining a Quorum. Upon completion of Anchorage’s onboarding process and any training, to Anchorage’s satisfaction in its sole discretion, the nominated person will be designated by Anchorage as one of Client’s Authorized Persons and their device designated by Anchorage as an Acceptable Device, such that they may create Directions or join a Quorum. Upon such designation, Anchorage may rely on the validity of such appointment until such time as Anchorage receives Directions from Client revoking such appointment or designating a new Authorized Person. Anchorage will disable the access of an Authorized Person as soon as reasonably practicable upon request from Client and in no event greater than one day following the receipt of such request and the execution of any documents reasonably required by Client.

(b)

As part of the Services, Anchorage may provide Client with access to the Anchorage API, through which Client may permit Third Party as well as Anchorage and its Aﬃliates access to the Account(s) or Technology Platform. Anchorage shall follow any Directions submitted via the Anchorage API, including Directions for withdrawals and external transfers of Client’s Digital Assets, as though such Directions were submitted from and by Client and without additional authentication, unless otherwise specified in this Agreement. Authorized Persons may generate API keys and assign roles to a Third Party, including without limitation, a Third Party application, subject to their compliance with the Anchorage API’s Documentation, and applicable Law. Client and all Authorized Persons shall use industry best practices to safeguard any generated Anchorage API keys. Client shall be responsible for all Third Parties that are provided such access by Client to the Account(s) and Directions submitted via the Anchorage API, and Anchorage shall not be liable for following any instructions submitted via an Anchorage API key unless Anchorage’s negligence, fraud or willful misconduct caused the unauthorized access to or possession of such key.

2.4.

On-Chain Services. From time to time, Anchorage may, in its sole discretion, oﬀer Client additional optional services involving on-chain transactions (other than deposits and withdrawals included in Anchorage’s basic custody service and the staking services contemplated by this Agreement)(“On-Chain Services”).

(a)

Oﬀer and Acceptance of On-Chain Services. Anchorage may oﬀer On-Chain Services by sending the oﬀer in writing to Client. Any oﬀer for On-Chain Services will include the following terms, which shall be reviewed and approved by Client in a separate agreement or schedule to this Agreement (any option to elect such services in the Anchorage application shall not be valid):

i)	a basic description of the On-Chain Service;

ii)	a disclosure of the material risks of the On-Chain Service;

iii)	a description of any associated fees agreed to by the Parties; and

iv)

any other key terms of the On-Chain Service, as applicable (for example, Anchorage will disclose if Digital Assets must be locked for a minimum period and would not be immediately accessible to Client); and

v)

A Client may accept an On-Chain Service in a signed writing, which for avoidance of doubt, Client has not agreed to enter into by entering into this Agreement and shall enter into separately in the event Client elects to do so.

2.5

Legal Compliance. Notwithstanding any other provision in this Agreement, and to the extent reasonably practicable and permitted by applicable Law, Client agrees at all times to (i) satisfy Anchorage’s reasonable information requests and other requirements, including but not limited to those relating to Authorized Persons or Digital Assets; (ii) comply with all applicable Laws, if any, to the extent relevant and material to its performance hereunder, including the BSA and all other Laws and regulations related to AML, KYC, counter-terrorist financing, sanctions screening requirements, or other legal obligations applicable to Client; (iii) notify Anchorage if Client is under a final enforcement order by a federal governmental agency, each to the extent related to Anchorage’s custody of Client’s assets under this Agreement; and (iv) if Anchorage receives a request for information during an inquiry or investigation made or conducted by the U.S. Oﬃce of the Comptroller of the Currency (“OCC”), and that request is directly related to the relationship contemplated by this Agreement and Client and its Accounts, and Anchorage is thereby required to provide the OCC any information that is in Client’s possession, Client will provide Anchorage copies of that information, again to the extent permitted by applicable Law, and subject to provisions reasonably designed to preserve the confidentiality of such information during and after the inquiry or investigation, including any Freedom of Information Act (FOIA) requests. If a Party confirms a sanctions match or otherwise blocks, rejects, or unblocks any asset, transfer, transaction or account for sanctions-related reasons, such Party will (i) inform the other within one Business Day of the action taken and (i) provide information related thereto as the other Party may request for the purpose of assessing and ensuring compliance with its own legal or business obligations.

Notwithstanding any other provision in this Agreement, Anchorage agrees at all times, subject to the Standard of Care set forth in Section 10 hereof, to (i) fully satisfy Client’s information requests and other requirements, including but not limited to those relating to Authorized Persons, Anchorage Subcontractors (as defined in Section 12.12) or Digital Assets, or any such request from Client’s accountants or auditors; (ii) fully comply with all applicable Laws, including the BSA and all other Laws and regulations related to AML, KYC, counter-terrorist financing, sanctions screening requirements, or other legal obligations; (iii) notify Client if Anchorage becomes a target of any BSA or Digital Asset related action, investigation or prosecution; (iv) notify Client of any changes in jurisdiction or material ownership; (v) provide Client full cooperation in connection with any inquiry or investigation made or conducted by any federal or state regulator. Anchorage agrees to immediately notify Client if it becomes aware of any suspicious activity or pattern of activity, or any activity which upon investigation may be a suspicious activity or pattern of activity under applicable Laws, involving Client’s Account; (vi) notify Client if Anchorage is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Client, its sponsor or any of their affiliates; or is involved in any pending litigation or administrative proceeding brought against Anchorage or any of its management persons, Anchorage Subcontractors, or Affiliates; (vii) ensure that all staked assets in connection with the staking services will remain in the control of Anchorage; (viii) ensure that all staked assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of Anchorage, its Affiliates or Anchorage Subcontractors unless otherwise approved by Client; (ix) establish an industry-standard oversight program to monitor the risks of staking assets to third-party validators in connection with the provision of its staking services under this Agreement; and (x) promptly notify the Client of any material change in the risks associated with Anchorage’s staking services and/or its third party validators, including but not limited to risks revealed through information obtained in the course of Anchorage’s due diligence or oversight program of the third-party validators.

2.6	Acknowledgements. Client acknowledges that:

(b)	Client is an “entitlement holder” in a “Financial Asset,” as defined by, and for purposes of, the UCC;

(c)

Anchorage does not provide investment advice or exercise investment discretion. Client is capable of evaluating transaction and investment risks independently, both in general and with regard to all transactions and investment strategies. Client is solely responsible for, and Anchorage has no involvement in, determining whether any Digital Asset transaction (whether an investment or otherwise), investment strategy, or related transaction is appropriate for Client;

(d)

Anchorage has no control over the Blockchains and markets in which Digital Assets are purchased and traded, and such may be subject to technology flaws, manipulations, hacks, double spending, “51%” attacks, other attacks, and operational limitations, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(e)

Anchorage does not control and makes no guarantee as to the functionality of any Blockchain’s decentralized governance, which could, among other things, lead to delays, conflicts of interest, or operational decisions that may impact Client or its Digital Assets, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(f)	Advancements in cryptography (such as enabled by quantum computing) could render current cryptography algorithms utilized by a Blockchain supporting a specific Digital Asset inoperative;

(g)	The price and liquidity of Digital Assets has been subject to large fluctuations in the past and may be subject to large fluctuations in the future;

(h)

Deposits into Client’s Accounts may not be considered “deposits,” as that term may be used under the applicable Laws, rules, or regulations in Client’s jurisdiction, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(i)

Digital Assets in Client’s Accounts are not subject to deposit insurance protection of the Federal Deposit Insurance Corporation (“FDIC”) and may not be subject to the protection aﬀorded customers under the Securities Investor Protection Act of 1970, as amended, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(j)	Digital Assets are not legal tender and are not backed by any government;

(k)	Legislative and regulatory changes or actions at the state, federal, or international level may adversely aﬀect the use, transfer, exchange, and value of Digital Assets;

(l)

Transactions in Digital Assets may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(m)

Some Digital Asset transactions shall be deemed to be made when recorded on a public ledger, which is not necessarily the date or time that transaction was initiated, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(n)

The value of Digital Assets may be derived from the continued willingness of market participants to exchange fiat currency or Digital Assets for Digital Assets, which may result in the potential for permanent and total loss of value of a particular Digital Asset should the market for that Digital Asset disappear;

(o)	There is no assurance that a person who accepts a Digital Assets as payment today will continue to do so in the future;

(p)	Due to the volatility and unpredictability of the price of Digital Assets relative to fiat currency trading and owning Digital Assets may result in significant loss over a short period of time;

(q)	The nature of Digital Assets may lead to an increased risk of fraud or cyber-attack, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

(r)

Any bond, insurance or trust account maintained by Anchorage for the benefit of its customers may not be suﬃcient to cover all losses incurred by Client, provided, Anchorage shall comply with its obligations under this Agreement and applicable Law;

The Fees and any other payments or compensation otherwise agreed to by Anchorage and Client represent reasonable compensation for Anchorage’s Services and expenses.

2.7

Fiat Currency Instructions and Acknowledgements; Undirected Cash Disclosures. Anchorage may, in its sole discretion, oﬀer Fiat Services to Client. If Anchorage oﬀers Fiat Services, and Client accepts Fiat Services and Anchorage will:

(a)

Deposit any funds, for which the Client has not already provided transfer instructions, into one or more deposit accounts (each, a “Deposit Account”) at one or more FDIC-insured, depository institutions selected by Anchorage (each, a “Fiat Institution”); and

(b)	Enter into such sub-accounting agreements as may be required by the Fiat Institution, and;

(c)

Initiate wire transfer requests from time to time for the withdrawal of Client funds from the Deposit Accounts, which are to be honored by the Fiat Institution for withdrawal of Client’s funds from such Deposit Accounts for distributions, investments, fees and other disbursements directed or agreed to by an Authorized Person. All applicable wire transfer fees shall be paid by the Client. Deposit Accounts will be non-interest bearing.

For the sub-account held for the benefit of Client, Anchorage will keep records to obtain pass-through FDIC coverage of up to the maximum coverage level of $250,000 per Client at a single Fiat Institution.

Each Deposit Account will be titled in the name of Anchorage, acting for the benefit of its customers, or a similar manner of recordation as required to enable Client to be eligible for pass-through insurance pursuant to 12 CFR 330.5. A Deposit Account may include funds beneficially owned by Client and other clients of Anchorage. As Custodian, Anchorage will maintain records of Client’s beneficial ownership of deposits in each Deposit Account.

Each Deposit Account will be maintained separately and apart from Anchorage’s business, operating, and reserve accounts. Anchorage will in no case or manner use funds beneficially owned by the Client in a Deposit Account for its own business purposes.

2.	Ownership and Intellectual Property Rights.

2.1.

Services and Documentation. As between the Parties and subject to Sections 3.2 (Outputs of Services) and 3.3 (Client Data), Anchorage owns all right, title and interest in and to the Services, the Documentation, and all Intellectual Property Rights in the Services and the Documentation.

2.2.

Outputs of Services. Anchorage hereby grants Client a perpetual, royalty-free, non-transferable (except as provided in Section 12.10), non-sublicensable, (except to Aﬃliates of Client, Authorized Persons, Agent, and any Third Parties authorized by Client in accordance with Section 1.7), worldwide license to use, import, distribute, copy, reproduce, display, transmit, perform, excerpt, reformat, adapt, or otherwise modify and create derivative works of all output materials and results from use of the Services and documentation by Client, its Aﬃliates, Agent, or Authorized Persons, including any reports, graphics, data, specification, programs and all other materials or computer output (“Outputs”).

2.3.

Client Data. As between the Parties, Client owns all right, title and interest in and to Client Data, including all Intellectual Property Rights in Client Data. Client hereby permits Anchorage, and any of its Aﬃliates approved by Client in writing to provide Services, to disclose and use Client Data solely to the extent necessary to provide the Services, limited to (i) operate, manage, and improve the Services provided to Client, its Aﬃliates, Authorized Persons or applicable Third Parties necessary to provide Services to Client pursuant to this Agreement; (ii) monitor, process and support Directions or as necessary to eﬀect, administer, or enforce a transaction or directive that Client otherwise requests or authorizes, including to facilitate use of Services provided by Anchorage Aﬃliates; and (iii) comply with legal or regulatory obligations applicable to the Services including financial reporting and retention of related data. For clarity, Anchorage may not use Client Data for any other purpose without the express written consent of Client. Notwithstanding the foregoing, Anchorage may only disclose and use Client Data to improve Anchorage’s Services and for internal operations in a de-identified and anonymized form and in aggregation with data from Anchorage’s other clients such that it is considered Anonymized Data. “Anonymized Data” means the aggregated, anonymized statistical data that (x) is generated by Anchorage as a result of Client and its Authorized Users use of the Services as permitted hereunder and/or Anchorage’s performance of Services for Client hereunder; (y) does not contain any Personal Information; and (z) does not contain any data, information or traits (A) from which the identity of a Client or any of its respective agents, employees, customers, or other persons (including Authorized Users) may be ascertained, directly or indirectly, including through the use of other available information; (B) that may identify a Client or any its agents, employees, customers, or other persons (including Authorized Users), as the source of any portion of such data; or (C) that may enable a Third Party to discern, decompile, recreate, or reverse engineer any particular trading strategy of Client. Anchorage shall not sell, commercially exploit, disclose, transfer, distribute, or otherwise provide or make available any Anonymized Data or Client Data, directly or indirectly, to any Third Party and Client disclaims responsibility for the content, accuracy, timeliness, completeness, availability or Anchorage’s use of the Anonymized Data, or data used to generate the Anonymized Data, and makes no warranty, express or implied, concerning the Anonymized Data, and that Anchorage uses the Anonymized Data at its own risk.

2.4.

Feedback. From time to time, Client may submit or provide suggestions, requests for features, recommendations, or ideas to Anchorage (“Feedback”). For clarity, Client is not required to submit any Feedback under this Agreement and Client retains all right, title, and interest in and to Feedback, including all Intellectual Property Rights in Feedback. To the extent Client provides Feedback to Anchorage during the Term, Client hereby grants Anchorage a non-exclusive, royalty-free, non-sub-licensable, non-transferable license to use the Feedback for the purpose of implementing such Feedback into or as part of the services.

2.5.

Reservation of Rights. Except for the rights and licenses granted under this Agreement, each Party agrees that, subject to applicable Law, (a) nothing in this Agreement will be construed as granting any rights of a Party to the other Party, by license or otherwise, in or to any Confidential Information or Intellectual Property Rights of such Party or its Aﬃliates, and (b) all rights in and to the Intellectual Property Rights of such Party that are not expressly granted herein are reserved by such Party.

3.	Term and Termination.

3.1.	Term. This Agreement is eﬀective as of the Eﬀective Date and will continue in full force and eﬀect without limit as to time, subject to the Amendments and Termination Sections (the “Term”).

3.2.	Termination.

(a)

Unless specifically permitted herein, Anchorage shall not suspend, restrict, terminate or modify and shall continue to provide the Services, including, (i) the custody of Client’s Digital Assets on Client’s behalf, the processing of withdrawals, deposits, and the other Services, (including the staking services contemplated herein), or (ii) access to the Technology Platform, in each case unless and until Anchorage provides 180 days’ (the “Notice Period”) prior written notice to Client describing in reasonable detail the suspension, restriction, termination or modification that Anchorage will implement or, solely with respect to the Transition Services, the end of the Transition Period; provided however, that if after the date of the Agreement, there occurs any change in or adoption of any applicable law, rule, or regulation which, in the reasonable opinion of counsel to Anchorage will prohibit or materially impede some or all of the arrangement contemplated by this Agreement (a “Change in Law”), the parties will, in good faith and acting in a commercially reasonable manner intended to produce a commercially reasonable result, agree on modifications to the Agreement or Services that would enable compliance with such Change in Law or, in the case of a material impediment, reduce the impact to the parties of such Change in Law and Anchorage shall continue to provide the Services as contemplated herein unless prohibited from doing so by the Change in Law. If the parties cannot agree on modifications within thirty (30) day’s following notice from Anchorage or if the Change in Law requires that Anchorage immediately ceases providing any Services, Anchorage may, only following notice in writing to Client, suspend, restrict or terminate the Services solely to the extent necessary to account for the Change in Law, provided that Anchorage agrees that any suspension, restriction, termination or modification arising from a Change in Law shall be narrowly tailored to enable compliance with such Change in Law and, to the extent not prohibited by the Change in Law, Anchorage will continue to provide, at a minimum, the Transition Services following any Change in Law. Anchorage represents, warrants and covenants that it will promptly notify Client of any proposed or announced change in law, rule or regulation that may result in a Change in Law hereunder.

(b)

Anchorage may terminate this Agreement in its entirety for any reason and without Cause by providing at least 180 days’ prior written notice to Client and Client may terminate this Agreement in whole or in part for any reason by providing at least thirty (30) days’ prior written notice to Anchorage, provided, however, in each case, Anchorage shall not restrict, suspend, or modify the Services following any termination without Cause or any termination by Client until the end of any such notice period and neither party’s termination of this Agreement shall be eﬀective until Client and Anchorage have fully satisfied their obligations hereunder.

(c)

Regardless of any other provision of this Agreement, but subject to Section 4.2(i) below, upon the occurrence and during the continuance of an event that constitutes Cause (as defined below) (unless, with respect to a non-continuing event that constitutes Cause, Anchorage has already commenced exercising its rights under this Section or has otherwise notified Client that it will promptly do so, in each case while such event is continuing) and after giving eﬀect to any notice requirement and cure period that may apply, Anchorage may, in its reasonable discretion, take any of the following actions: (i) terminate, in whole or in part, the Agreement, and/or (ii) suspend, restrict or terminate the Client’s Services, except for the Transition Services during the Transition Period.

“Cause” shall mean: (i) Client materially breaches any provision of this Agreement and such breach remains uncured for a period of thirty (30) calendar days after notice of such breach is provided by Anchorage to Client; or (ii) a Bankruptcy Event (as defined below) occurs and is continuing with respect to Client.

“Bankruptcy Event” means the party is (i) dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law aﬀecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition

(I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, oﬃcial management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar oﬃcial for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous eﬀect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

(d)

If Anchorage elects to exercise its remedies hereunder, Anchorage will notify Client in writing prior to exercising such remedies, unless a court order or other legal or regulatory process prohibits Anchorage from providing Client with such notice.

(e)

Upon receipt of written notice from Client of any event that constitutes Cause, if Anchorage fails to exercise any of its rights and remedies above for a period of 20 days following the receipt of such notice requesting a waiver, then Anchorage shall have waived its right to terminate the Agreement or exercise any other rights or remedies by reason of such event and such event shall be deemed to have been cured regardless of whether it continues after such waiver; provided however that this provision (i) does not limit Anchorage’s right to take any actions with respect to an event that constitutes Cause as the result of the separate occurrence of such event or the occurrence of any other such event and (ii) shall not apply to any Bankruptcy Event.

(f)

Regardless of any other provision of this Agreement, upon the occurrence and continuance of an Anchorage Termination Event (as defined below) (unless, with respect to a non-continuing event that constitutes an Anchorage Termination Event, Client has already commenced exercising its rights under this Section or has otherwise notified Anchorage that it will promptly do so, in each case while such event is continuing) and after giving eﬀect to any notice requirement and cure period that may apply, Client may, in its reasonable discretion, take any of the following actions: (i) terminate, in whole or in part, the Agreement and accelerate the obligations hereunder, (ii) cancel outstanding withdrawals or deposits (including those that have been submitted or are in the process of being fulfilled), (iii) make a written demand on Anchorage for the return of all Client assets, including Client Digital Assets and fiat currency, (iv), seek Specific Performance (as defined below) with respect to any obligations hereunder, and (v) with respect to a Bankruptcy Event, or an Anchorage Termination Event, exercise its right of set-oﬀ hereunder, and (vi) determine its claim against Anchorage using the Benchmark Valuation (defined below) and seek payment thereof. In addition, Client’s payment obligations under the Agreement shall be suspended upon the occurrence and during the continuance of an Anchorage Termination Event. Notwithstanding anything herein to the contrary, all rights granted hereby shall be without prejudice to any right to which Client is at any time is otherwise entitled (whether by operation of law, contract or otherwise) and, other than as specifically provided herein, no delay or omission by Client in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. In the event Client exercises its remedies hereunder, Anchorage shall, upon demand, pay to Client all documented and reasonable costs and expenses, including reasonable attorneys’ fees and court costs, and trading fees incurred by Client in connection with the enforcement of its rights hereunder. “Benchmark Valuation” with respect to any claim or loss related to Digital Assets shall mean the Value of such Digital Assets calculated at the average United States Dollar asking price, at the time of the event giving rise to such claim or loss, of the three (3) largest U.S. based cryptocurrency exchanges (by trailing 30-day volume) which offer the relevant Digital Asset/USD trading pair.

(g)

If an Anchorage Termination Event occurs and Client elects to exercise its remedies hereunder against Anchorage, Client will notify Anchorage in writing prior to exercising such remedies, unless a court order or other legal or regulatory process prohibits Client from providing Anchorage with such notice.

(h)

“Anchorage Termination Event” means the occurrence and continuance of (i) a Bankruptcy Event with respect to Anchorage, (ii) the failure of Anchorage to withdraw or transfer Client Digital Assets in accordance with Client’s Directions within the time periods set forth in this Agreement and such failure is not cured within two (2) Business Days following Client providing written notice to Anchorage (“Anchorage Return Cure”), (iii) the failure of Anchorage to withdraw or transfer cash to Client in accordance with Client’s Directions within the time periods set forth in this Agreement and such failure is not cured within one (1) Business Day following Client providing written notice to Anchorage, or (iv) Anchorage intentionally or willfully, materially breaches any provision of the Agreement and such breach remains uncured for a period of 10 calendar days after notice of such breach is provided by Client to Anchorage; provided, however, that (A) if, prior to the expiration of the Anchorage Return Cure, Anchorage transfers cash to Client in an amount equal to the greater of the value of the Digital Asset based on the Benchmark Valuation as of the time (x) that the request to transfer or withdraw was originally made by Client or (y) the time the cash is delivered (the “Digital Asset Cash Value”) or if Anchorage delivers cash collateral to an account designated by Client and in which Client has a perfected, first priority security interest and in an amount equal to the Digital Asset Cash Value until the relevant Digital Asset is sold, withdrawn or transferred or Client elects to receive such amount in cash in lieu of Anchorage’s obligation to withdraw or transfer the relevant Digital Asset, in each case, such failure will be deemed cured; provided further that, Client shall have the right to choose whether to receive the Digital Asset Cash Value in lieu of the relevant Digital Asset or receive the Digital Asset Cash Value as cash collateral, or (B) if such failure is due to a technology or security issue where, in the commercially reasonable opinion of Anchorage, returning the relevant Digital Assets would result in material risk to Client or Anchorage or may result in the relevant Digital Assets being lost or otherwise not successfully returned and Anchorage promptly notifies Client promptly upon Client’s notice of such failure, (1) Client may request that Anchorage still withdraw or transfer the Digital Assets, but Anchorage will have no liability with respect to any such withdrawal or transfer (unless Anchorage acts with negligence unrelated to such technology or security issue) and any failure to withdraw or transfer shall not result in an Anchorage Termination Event if Client does not receive the withdrawn or transferred Digital Assets or the proceeds of any such sale due to such technology or security issue, or (2) if Client does not elect to have Anchorage still make the withdrawal or transfer, an Anchorage Termination Event shall not occur while the relevant security or technology event is occurring and continuing. For the avoidance of doubt, the provisions of this section 4.2(h) shall not affect any rights or remedies of Client in this Agreement, including but not limited to the right to demand specific performance under Section 10.2.

(i)

Notwithstanding any termination of the Agreement for Cause, during any Transition Period (as defined below) Anchorage shall continue to provide the Transition Services (as defined below) and render such assistance as the Client or its aﬃliates may reasonably request to enable the continuation and orderly assumption of the Transition Services to be eﬀected by the Client, an aﬃliate of the Client or any alternative service provider and shall continue to provide the Transition Services pursuant to the Agreement, except to the extent any Transition Service is prohibited under applicable law (including but not limited to applicable sanctions programs) or by a facially valid subpoena, court order, or binding order of a government authority. For the avoidance of doubt, during the Transition Period, Fees will continue to apply to the Transition Services.

“Transition Period” means a 180-day period (or such extended period as agreed in writing by Anchorage and Client) commencing on the date Client is notified of any termination of the Agreement pursuant to this Section 4.2(c).

“Transition Services” means the Services consisting of (i) the custody of Client’s Digital Assets on Client’s behalf, the processing of deposits and withdrawals and the other Services, and (ii) access to the Technology Platform.

3.3.

Eﬀect of Termination Notice. Upon termination of this Agreement, Agent will pay Anchorage all undisputed Fees, as provided in the Order Form, and all undisputed and documented expenses permitted by this Agreement, if any, for Services rendered to Client through the eﬀective date of termination of this Agreement.

3.4.	Other Obligations and Rights on Termination.

(a)

Digital Assets. A Digital Asset will be deemed to have been returned to Client when: (i) a transfer of the Digital Asset initiated by Anchorage to Client’s designated destination address has received a commercially reasonable number of confirmations on the relevant Blockchain; or (ii) via an alternative method specified in Section 4.2.

(b)

Confidential Information and Client Data. At the Disclosing Party’s written request, the Receiving Party will return or destroy any or all of the Disclosing Party’s Confidential Information. In addition, upon Client’s written request, Anchorage will return or destroy all Client Data. Notwithstanding the foregoing, either Party may retain a copy of Confidential Information and Client Data as permitted by this Agreement, provided that Section 8 shall continue to apply to all such retained information, notwithstanding termination of this Agreement.

4.	Fees and Taxes.

4.1.

Fees. Agent will pay Anchorage the undisputed Fees for the Services as set forth in the Order Form, in any addendum or attachment to this Agreement, or as otherwise agreed in writing between the Parties. Upon termination, Agent shall be responsible for payment of any undisputed Fees accrued until the Client transfers all of Client’s assets out of Client’s Account, or until the assets are abandoned and forfeited.

4.2.

Invoices; Payment Terms. Anchorage will submit invoices for the Services as set forth in the Order Form. Except as otherwise set forth in the Order Form, Client (or in the case of custody Fees, Agent) agrees to pay all undisputed invoices net thirty (30) days following receipt. If Client reasonably disputes any portion of an invoice, including the diﬀerence between CryptoCompare.com as referenced in the definition of “AUC” and Benchmark Valuation, Client agrees, within the foregoing 30-day period, to (i) pay the undisputed amounts; and (ii) provide a detailed explanation with all supporting documentation of the basis for its dispute. The first invoice will be sent after the end of the calendar month including the Fees Commencement Date, unless otherwise agreed in writing by the Parties.

4.3.

Taxes. The Fees do not include all taxes, assessments, duties, and other governmental and similar charges (“Taxes”) that may be assessed on Client or Client’s assets by governmental authorities, which are Client’s sole obligation to remit unless otherwise mandated by applicable Law. Client shall be liable for all Taxes relating to any Digital Assets held on behalf of Client or any transaction related thereto. Client shall remit to Anchorage for the amount of any Tax that Anchorage is required under applicable Laws (whether by assessment or otherwise) to pay on behalf of, or in respect of activity in the Account of Client. In the event that Anchorage is required under applicable law to pay any Tax on behalf of Client, Anchorage shall promptly notify Client of the amount required and Client shall promptly transfer to Anchorage the amount necessary to pay the Tax. Anchorage agrees that it shall not withhold on or deduct Taxes. Anchorage agrees that the Client may withhold or deduct Taxes as may be required by applicable law. Anchorage agrees that the Client may withhold or deduct Taxes from any payment of Fees to Anchorage as may be required by applicable law and as documented by Client to Anchorage and any such amounts so withheld or deducted shall be treated as having been paid to Anchorage.

5.	Representations, Warranties and Covenants.

5.1.

Mutual Representations, Warranties and Covenants. Each Party represents, warrants, and covenants that: (i) it is a validly organized entity under the laws of the jurisdiction of its incorporation; (ii) it has all rights, power, and authority necessary to enter into this Agreement and perform its obligations hereunder; and (iii) its performance of this Agreement, and the other Party’s exercise of its rights under this Agreement, will not conflict with or result in a breach or violation of any of the terms or provisions or constitute a default under any agreement by which it is bound or any applicable Laws; and (iv) it will comply with all applicable Laws in performing its obligations under this Agreement.

5.2.

Anchorage Representations and Warranties. Anchorage represents, warrants and covenants as of the Eﬀective Date and each calendar day during the Term that: (i) the Services will conform to this Agreement; (ii) it is the owner of or is duly authorized to provide all Services; (iii) it has all rights necessary to grant all the rights and licenses that it purports to grant and perform all of its obligations under this Agreement; (iv) it is not aware of any claim that the Services, and the use thereof by any Authorized Person in accordance with this Agreement, infringe upon or otherwise violate any statutory, common law or other rights of any Third Party in or to any Intellectual Property Rights therein; and (v) as of the Eﬀective Date, there is no pending, threatened, or anticipated claim, suit, or proceeding aﬀecting or that could aﬀect Anchorage’s ability to perform and fulfill its obligations under this Agreement. Anchorage represents, warrants and covenants that it has policies and procedures in place reasonably designed to address and mitigate potential conflicts that arise from any trading as principal or on behalf of its clients other than Client. Anchorage agrees that it will promptly notify Client in the event of a breach of any of its policies that impact Client. Anchorage represents, warrants and covenants that industry-standard due diligence and continued oversight is conducted on any Anchorage Subcontractors (as defined in 12.12). The due diligence includes determination whether such Anchorage Subcontractors have reasonably designed policies and procedures for compliance with the obligations under this Agreement as well as any applicable Laws, rules and regulations in relevant jurisdictions in which the Anchorage Subcontractor may operate, including U.S Securities laws and regulations, as well as any applicable state and federal laws including, but not limited to efforts to fight the funding of terrorism and money laundering, the USA PATRIOT Act, and Bank Secrecy Act requirements, and other anti-terrorism statutes, regulations, and conventions of the United States or other international jurisdictions.

In addition, Anchorage represents, warrants and covenants as of the Eﬀective Date and each calendar day during the Term that:

(a)

Anchorage has adopted, implemented, and shall maintain and follow a reasonable risk-based sanctions compliance program (“Sanctions Program”) that complies with all applicable economic sanctions laws and regulations imposed by the United States (including as administered and/or enforced by the Oﬃce of Foreign Assets Control), the United Kingdom, the European Union, the United Nations and other applicable jurisdictions (collectively “Sanctions Laws”). That Sanctions Program prevents Digital Assets, deposits, withdrawals, transfers or transactions from being directly or indirectly derived from or associated with digital currency addresses, persons, entities or jurisdictions that are the target or subject of sanctions in violation of any Sanctions Laws.

(b)

Anchorage has also adopted, implemented and shall maintain and follow an anti-money laundering program (“AML Program”) that complies with (i) all applicable laws and regulations relating to anti-money laundering, including the Bank Secrecy Act, as amended from time to time, including, without limitation, by the USA PATRIOT Act and the Anti-Money Laundering Act of 2020, and all Special 311 and Special 9714 Measures in effect (collectively “AML Laws”), and (ii) industry best practice. As part of its AML Program, Anchorage performs both initial and ongoing customer identification and due diligence on each of its customers, as well as ongoing transaction monitoring that is designed to identify and report suspicious activity conducted through customer accounts, as required by law. The above AML controls are applied to all transactions and asset transfers conducted by Anchorage, and to all customer accounts opened at Anchorage, including any opened by authorized participants of the Client or trading counterparties of the Client (collectively known as “Counterparty Accounts”) for the purpose of facilitating Digital Asset deposits to, and withdrawals from, the Client’s Account and complying with AML Laws.

(c)

All fund movements, whether from a public blockchain address outside Anchorage or from an account within Anchorage, into Client’s Account or a Counterparty’s Account at Anchorage will be sanctions screened, including with blockchain analytics software, to ensure that Digital Asset in kind transactions did not originate from persons, entities or jurisdictions that are the target or subject of sanctions, or associated with such persons, entities or jurisdictions, or otherwise in violation of any Sanctions Laws, prior to any onward transfer to the Client’s Account(s) at Anchorage.

(d)

In the event sanctions screening results in a Digital Asset in-kind transaction being suspected or determined to be in violation of any Sanctions Laws, Anchorage will (a) in accordance with applicable Sanctions Laws, block or reject the deposit of such Digital Asset into Client’s Account or the Counterparty Account, as applicable, segregate any blocked assets, and file a blocking or rejection report with the Office of Foreign Assets Control; and (b) promptly inform the Client if any fund movement or attempted fund movement into Client’s Account, including between a Counterparty Account at Anchorage and the Client’s Account(s) at Anchorage, involves the aforementioned.

(e)

Anchorage also agrees to provide Client with (i) a quarterly report or attestation, as applicable, on the sanctions screening results of any fund movement between a Counterparty Account at Anchorage and the Client’s Account(s), after the end of the calendar quarter, and (ii) to the extent permitted by law, such information as it may reasonably request regarding Sanctions and and AML compliance, including an annual attestation regarding Anchorage’s AML Laws and Sanctions Laws controls. Client is permitted to share this report with service providers of the Client and authorized participants and trading counterparties.

(f)

Anchorage complies with all applicable Laws, including U.S. securities laws and regulations, as well as AML Laws, Sanctions Laws, banking laws, and any other laws and regulations to which it is subject.

(g)

It possesses and will maintain, all licenses, registrations, authorizations and approvals required by any applicable government agency or regulatory authority for it to operate its business and provide the Services.

(h)

It is and shall remain in good standing with all relevant government agencies, departments, regulatory and supervisory bodies to the extent relevant and material to its performance hereunder, and it will, to the extent permitted under applicable law and by such relevant government agency, department, regulatory and supervisory body, promptly notify Client if it ceases to be in good standing with any regulatory authority.

(i)

It shall promptly provide information as the Client may reasonably request in writing from time to time in connection with its provision of the Services, to the extent reasonably necessary for the Client to comply with any applicable laws, rules, and regulations (including money laundering statutes, regulations and conventions of the United States or other jurisdictions), or the guidance or direction of, or request from, any regulatory authority or financial institution, in each case related to its performance hereunder and to the extent that providing such information is not prohibited by applicable law;

(j)

It has all rights necessary to provide Client with access to the Technology Platform and any other tech/data provided by Anchorage (the “Anchorage Tech”) as contemplated herein; and the intended use by Client of the Anchorage Tech as described in and in accordance with this Agreement shall not infringe, violate or misappropriate the intellectual property rights of any third party;

(k)

Anchorage and each Anchorage Aﬃliate has policies and procedures in place that are designed to mitigate conflicts of interest. Anchorage and each Anchorage Aﬃliate will maintain appropriate and eﬀective arrangements to eliminate or manage conflicts of interest, including segregation of duties, information barriers and training. Anchorage will notify Client, on behalf of itself and each Anchorage Aﬃliate, in accordance with the notice provisions hereof of changes to its or such Aﬃliate’s business that are material to its or its Aﬃliate’s ability to manage its conflicts of interest.

(l)

Anchorage shall only permit the transfer of Digital Assets to Client’s Account from, or withdraw assets from Client’s Account to, a public wallet address on the Blockchain that Anchorage has onboarded through its AML Program and performed sanctions screening on, including with blockchain analytics software.

5.3.	Client Representations and Warranties. The Client represents, warrants and covenants as of the Eﬀective Date and as of each Direction from Client provided hereunder that:

(a)

Client has policies and procedures in place reasonably designed to maintain compliance with all applicable Laws to the extent relevant and material to its performance hereunder, including U.S. securities laws and regulations, as well as AML Laws (if applicable to Client), to the extent relevant and material to its performance hereunder;

Client is and shall remain in good standing with all relevant government agencies, departments, regulatory, and supervisory bodies to the extent relevant and material to its performance hereunder;

(b)

If Anchorage receives a request for information from any court of competent jurisdiction or any competent governmental, supervisory, or regulatory body, including the U.S. Securities and Exchange Commission (SEC), U.S. Department of the Treasury Financial Crimes Enforcement Network (FinCEN) or a Self-Regulatory Organization (e.g. FINRA, NYSE, etc.) (SRO), or Anchorage is otherwise required by the laws or regulations of any country with jurisdiction over its affairs to provide information, Client shall provide to Anchorage copies of the relevant information in its possession, if any, to the extent permitted by applicable Law within a reasonable time and subject to provisions reasonably designed to preserve the confidentiality of such information both during and after the examination, inquiry and investigation, including any Freedom of Information Act (FOIA) requests, and with redaction of such information to remove Confidential Information not relevant to the requirements of this Agreement;

(c)	Client’s use of the Services shall be for commercial, business purposes only;

(d)	Client is, and will at all times remain, the owner or beneficial owner of all Digital Assets handled under this Agreement; and

(e)	any Digital Assets or fiat currency deposited into any Account are not to Client’s knowledge proceeds of a crime.

5.4.	The Agent represents to Anchorage, that the Client (a) has duly authorized Agent to execute and deliver the Agreement on behalf of such Client and (b) has the power to so authorize Agent.

5.5.

Notwithstanding anything to the contrary contained in this Agreement or any annex, schedule, addendum, confirmation or other document issued or delivered in connection with any transaction hereunder, Anchorage acknowledges and agrees that:

(a)	Agent is acting in connection with any transaction hereunder solely in its capacity as agent and/or trustee to the Client;

(b)

Neither Agent nor any of its aﬃliates, subsidiaries or successors, in each case, to the extent that such aﬃliates, subsidiaries or successors are not Clients under this Agreement shall have any obligation of any kind or nature whatsoever, by guaranty, enforcement or otherwise, with respect to the performance of any Client’s obligations, agreements, representations or warranties under the Agreement or any transaction hereunder;

(c)

Other than with respect to the payment of Fees, Agent and its aﬃliates shall have no responsibility or liability to pay any costs, expenses, damages or claims arising under or in connection with or in any way relating to this Agreement or any transaction hereunder entered into on behalf of a Client;

(d)

No recourse of any kind or nature whatsoever shall be had against the Agent or any aﬃliate, subsidiary or successor to Agent, or against any incorporator, shareholder, oﬃcer, director, member, manager, employee or agent of any Agent (each, an “Agent Party”) with respect to any of the covenants, agreements, representations or warranties contained in this Agreement or any annex, or schedule hereto, or any addendum, or any other document issued or delivered in connection with any transaction entered into under this Agreement, in each case unless otherwise provided in the relevant document or if any Agent Party is or becomes a Client under this Agreement;

(e)

Other than with respect to the Fees, under no circumstances shall the Agent or any Agent Party be in any way individually or personally liable under this Agreement and Anchorage shall look solely to the assets and property of the Client that are under management by Agent for performance of the Agreement or payment of any claim under the Agreement with respect to such Client; and

(f)	Agent acknowledges and agrees that the payment of Fees is the obligation of Agent and Agent shall be liable to Anchorage for the failure to pay such fees when due under this Agreement.

5.6.

Anchorage Disclaimers. Except to the extent set forth herein (included but not limited to the standard of care set forth in Section 10 hereof), THE SERVICES ARE PROVIDED “AS IS” AND “AS AVAILABLE,” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. EXCEPT AS PROVIDED HEREIN, ANCHORAGE EXPLICITLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING OUT OF THE COURSE OF DEALING OR USAGE OF TRADE. The Parties further acknowledge and agree that Anchorage has no obligation to inquire into, and shall not be liable for any damages or other liabilities or harm to any person or entity relating to: (i) the authority of any Authorized Person to act on behalf of the Client with respect to a Digital Asset; (ii) the accuracy or completeness of any Client Data or information provided by Client or any Authorized Person with respect to a Digital Asset or Direction; or (iv) the collectability, insurability, or suitability of any Digital Asset, except, in each case, to the extent any such damages or liabilities results from Anchorage’s negligence, fraud or willful misconduct.

6.7	Prohibition Against Nested Transactions. Deposits or withdrawals of assets to or from Client’s Account shall be for Client’s own benefit.

6.	Security Requirements; Personal Information.

6.1.

Security Requirements; Personal Information. Client and Anchorage hereby agree that the data security and privacy requirements provided in Attachment 1 to Addendum 1 below shall apply to and is hereby incorporated into this Agreement. Anchorage will comply with and cause its Representatives and Anchorage Subcontractors (as defined in 12.12) to comply with the terms and conditions set forth in Attachment 1.

6.2.	Breach Notifications. Anchorage agrees to notify Client of any security incident in accordance with Attachment 1 to Addendum 1.

6.3.	[Reserved.]

7.	Confidentiality.

7.1.

Client and Anchorage each agree that with respect to any non-public, confidential or proprietary information of the other Party, including the existence and terms of this Agreement, Client Data, Client’s deposit and withdrawal details, and information relating to the other party’s business operations or business relationships (including Fees), and any arbitration pursuant to this Agreement (collectively, “Confidential Information”), it (a) will not disclose such Confidential Information except to such party’s oﬃcers, directors, agents, employees and professional advisors who need to know the Confidential Information for the purpose of assisting in the performance of this Agreement and who are informed of, and agree to be bound by obligations of confidentiality no less restrictive than those set forth herein and (b) will protect such Confidential Information from unauthorized use and disclosure. Each Party shall use any Confidential Information that it receives solely for purposes of (i) exercising its rights and performing its duties under the Agreement and (ii) complying with any applicable laws, rules and regulations. Anchorage shall promptly notify the Client any time any Confidential Information concerning the Client is disclosed by Anchorage, its Representative(s) or an Anchorage Subcontractor to any third party if such disclosure is made in violation of the foregoing provisions of this Section 8. Confidential Information shall not include any (w) information that is or becomes generally publicly available through no fault of the recipient; (x) information that the recipient obtains from a third party (other than in connection with this Agreement) that, to the recipient’s best knowledge, is not bound by a confidentiality agreement prohibiting such disclosure; (y) information that is independently developed or acquired by the recipient without the use of Confidential Information provided by the disclosing party; or (z) disclosure with the prior written consent of the disclosing Party.

7.2.

Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party to the extent required by a court of competent jurisdiction or governmental authority, regulatory body or otherwise required by law, regulation or the rules of any exchange; provided, however, the Party making such required disclosure shall first notify the other Party (to the extent legally permissible) and shall aﬀord the other Party a reasonable opportunity to seek confidential treatment if it wishes to do so and will consider in good faith reasonable and timely requests for redaction. All documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of the receiving Party shall be and remain the property of the disclosing Party and shall be promptly returned to the disclosing Party or destroyed, each upon the disclosing Party’s request; provided, however, notwithstanding the foregoing, either Party may retain a copy of Confidential Information and Client Data (i) for audit, legal, accounting or compliance purposes (including in accordance with a Party’s established document retention policy); (ii) if included within unstructured backup files or that technically cannot be deleted; (iii) as licensed pursuant to Section 3.3; or (iv) as may be required by applicable Laws, including requirements of the OCC, provided that this Section 8 shall continue to apply to all such retained information, notwithstanding any termination of this Agreement

7.3.	Other than as provided in this Section, Anchorage may not identify to any third party that Client is a customer or licensee of Anchorage without Client’s prior written consent.

7.4.

Notwithstanding anything herein to the contrary, Client may disclose the existence of this Agreement to its investors and prospective investors. Additionally, notwithstanding anything herein to the contrary, Anchorage permits Client to reference Anchorage (including a description of Anchorage and/or business, as obtained from publicly available information on Anchorage’s website or other public materials) as a service provider hereunder along with the existence and terms of this Agreement as may be required under applicable law, in its public disclosures contained in public filings. In addition, Client may file the Agreement as an exhibit in public filings with the Securities and Exchange Commission, as may be required under applicable law, provided that such information may be redacted to remove pricing and other proprietary information in the Agreement as permitted under applicable law.

8.	Indemnification.

8.1.	Indemnification Obligation.

(a)

Client will defend, indemnify, and hold harmless Anchorage, its directors, officers, employees and agents (collectively, the “Anchorage Indemnified Party”) from and against losses, damages, fines, fees (including reasonable fees of attorneys and accountants), and penalties (“Losses”) asserted in or incurred as a result of claims, demands, suits, or proceedings (“Claims”) by any person or entity arising out of or in connection with this Agreement, except to the extent arising out of (i) Anchorage’s gross negligence, willful misconduct or fraud as determined by a non-appealable, adjudication by an arbiter of competent jurisdiction (“Bad Acts”), provided, however, that Anchorage shall be released and held harmless for Direction from the Client, and any results thereof, as it would be pursuant to SDCL 55-1B, which is agreed to be applicable hereunder, even if following such Client Direction constitutes gross negligence or misconduct by Anchorage; and (ii) any material breach by Anchorage of its obligations, warranties and representations hereunder.

(b)

Client further agrees to indemnify Anchorage for actual, reasonable legal costs and expenses directly related to Client’s Account(s) or any related account that are a result of any regulatory inquiry, legal action, litigation, dispute, or investigation whether such situations occur or are anticipated, that arise or relate to Client. Client further agrees to defend, indemnify and hold each Anchorage Indemnified Party and any financial institution harmless from and against any Losses or Claims arising from or related to (i) Anchorage’s execution of the Directions instituted by Client or anyone acting on Client’s behalf or at its direction (such as a Client Service Provider or Control Party), including but not limited to requests for withdrawals by wire transfer made from Client’s portion of the Deposit Accounts; (ii) instructions submitted via the Anchorage API, provided that such instructions were submitted pursuant to a validly generated Anchorage API key; and (iii) the actions or omissions of any party to whom the Client may have given access to an Anchorage API key.

8.2

Notice and Settlement of a Claim. Anchorage will provide Client with prompt notice of any Claim for which indemnification will be sought hereunder and will cooperate in all reasonable respects with Client in connection with any such Claims, at Client’s expense. Client will defend Anchorage at Anchorage’s request, but failure to give notice will not relieve Client of its obligations under this Section 9. Client will be entitled to control the handling of any such Claim and to defend or settle any such Claim, in its sole discretion, with counsel of its own choosing, except that any settlement for other than money damages will be subject to the approval of the Anchorage, which approval will not be unreasonably withheld. Client may not settle any Claim without the prior written consent of Anchorage where such proposed settlement may limit, materially interfere with, or otherwise adversely affect the rights of Anchorage herein.

9.	[Reserved.]

10.	Liability.

10.1.

LIMITATION OF LIABILITY. EXCEPT FOR ANCHORAGE’S BAD ACTS, ANCHORAGE SHALL NOT BE LIABLE FOR ANY LOSSES, WHETHER IN CONTRACT, TORT OR OTHERWISE, INCURRED BY CLIENT, FOR ANY AMOUNT IN EXCESS OF FEES PAID BY CLIENT IN THE TWELVE (12) MONTHS PRIOR TO WHEN THE LIABILITY ARISES LESS THE AGGREGATE AMOUNT OF ANY LOSSES FOR WHICH ANCHORAGE IS OR WAS LIABLE DURING SUCH PERIOD.

10.2.

DAMAGES LIMITATION. IN NO EVENT WILL ANCHORAGE BE LIABLE FOR (I) LOSSES WHICH ARISE FROM ANCHORAGE’S COMPLIANCE WITH APPLICABLE LAWS, INCLUDING SANCTIONS LAWS ADMINISTERED BY OFAC; OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR LOSS OF BUSINESS ARISING IN CONNECTION WITH THIS AGREEMENT REGARDLESS OF WHETHER ANCHORAGE WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF SUCH POSSIBILITY WAS REASONABLY FORESEEABLE. IN ADDITION TO THE FOREGOING, ANCHORAGE SHALL NOT BE LIABLE FOR ANY LOSSES WHICH ARISE AS A RESULT OF THE NON-RETURN OF DIGITAL ASSETS THAT CLIENT HAS DELEGATED TO ANCHORAGE OR A THIRD PARTY FOR ON-CHAIN SERVICES, SUCH AS STAKING, VOTING, VESTING, AND SIGNALING, UNLESS SUCH LOSSES OCCUR AS A RESULT OF ANCHORAGE’S FRAUD OR INTENTIONAL MISCONDUCT.

FOR THE AVOIDANCE OF DOUBT, THE LIMITATION OF LIABILITY IN THIS SECTION 10 IS A SEPARATE LIMITATION OF LIABILITY AS TO EACH CLIENT AND SHALL NOT INCLUDE ANY AMOUNT PAID BY CLIENTS IN THE AGGREGATE.

11.	Dispute Resolution; Binding Arbitration.

11.1.

Arbitration. The Parties agree that any dispute arising out of or relating to this Agreement, the Service, or any aspect of the relationship between the Parties, (“Dispute”) shall be referred to and resolved by confidential binding arbitration administered by the American Arbitration Association (“AAA”) using the then-current Commercial Arbitration Rules (“AAA Commercial Rules”), except as modified by this arbitration agreement or as otherwise agreed to by the Parties. The AAA Commercial Rules and instructions on how to commence an arbitration can be found on the AAA’s website (www.adr.org). The arbitration shall be conducted before a panel of three (3) arbitrators selected in accordance with the AAA Commercial Rules (the “Arbitrators”). The arbitration hearing shall be held in Manhattan, New York and the Arbitrators will issue a confidential award which will be final and binding.

11.2.	Costs and Expenses. The Parties agree to equally share the costs of any arbitration and that such costs shall exclude the parties’ legal fees and expenses, for which they are individually responsible.

11.3.

Class Action and Jury Waiver. The Arbitrators may award relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party’s claim. The Parties agree that each may bring a Dispute against the other only in its individual capacity, and not as a plaintiff or class member in any class, collective, group, or representative proceeding. Except as set forth below, no arbitration may proceed on a class, collective, group, or representative basis unless the Parties agree in writing. The Parties also agree that they are each waiving the right to a trial by jury and to participate in a class action with respect to any Dispute.

11.4.

Delegation. The Parties agree to arbitrate any Dispute with respect to the AAA’s jurisdiction, including any Dispute with respect to the existence, scope, or validity of the arbitration agreement or to the arbitrability of any Dispute.

11.5.

The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision herein with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16).

12.	General Provisions.

12.1.

Independent Contractor. It is understood by the Parties that Anchorage is an independent contractor, and that this Agreement does not create or constitute a partnership, joint venture or employment relationship between the Parties.

12.2.

No Third Party Beneficiaries. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

12.3.	[Reserved]

12.4.

Force Majeure. Neither Anchorage nor the Client shall be liable to the other for delays, suspension of operations, whether temporary or permanent, failure in performance of this Agreement, or interruption of service in each case to the extent it is directly due to a cause or condition entirely beyond the reasonable control of the Party aﬀected by it, including any act of God; embargo; natural disaster; act of civil or military authorities; act of terrorists; hacking (provided in the case of Anchorage that Anchorage has taken reasonable precautions and acts in a manner consistent with applicable law and its applicable policies and procedures with respect to hacking risks, that these applicable policies and procedures are consistent with industry best practices, and that in carrying out its duties Anchorage is not negligent); government prohibitions; civil disturbance; war; strike or other labor dispute; fire; severe weather; interruption in telecommunications, Internet services, or network provider services; unavailability of Fedwire, SWIFT or banks’ payment processes; outbreaks of infectious disease or any other public health crises, including quarantine or other required employee restrictions; or any other catastrophe or material event which is beyond the reasonable control of the Party aﬀected by it, except, in the case of Anchorage, to the extent that such failure is attributable to its breach of its obligations under its business continuity policy (“Force Majeure Event”). For the avoidance of doubt, a cybersecurity attack, hack or other intrusion by a third party or by someone associated with Anchorage is not a circumstance that is beyond Anchorage’s reasonable control, to the extent directly caused by Anchorage’s failure to comply with its obligations under this Agreement, including any addendum, exhibit, or supplement. In any such event, the time for the Party’s performance shall be deferred for a period of time equal to the time lost by reason of such event, provided that the delayed Party shall notify the other Party of such event and shall reasonably cooperate with the other Party in minimizing any adverse impact of such event.

12.5.

Neither Party will be liable to the other Party for the failure to perform or delay in the performance of its obligations under this Agreement to the extent such failure or delay is caused by or results from a Force Majeure Event. The aﬀected Party will not be held liable by the other Party for such non-performance or delay as long as the fact of the occurrence of such Force Majeure Event is duly proven or is reasonably provable. In addition, Anchorage will not be liable to Client for any costs or expenses incurred by Client as a result of any Force Majeure Event. Notwithstanding the foregoing, if the delay in performance exceeds thirty (30) days, the Party awaiting performance will be permitted to terminate this Agreement upon five (5) days’ prior written notice to the other Party, with no further obligation to the Party claiming excusable delay.

12.6.

Notices. All notices required or permitted under this Agreement will be in writing and delivered by courier, mail, electronic mail, or within the Anchorage application (except for service of legal process which shall be by courier). A Party’s email addresses, or physical address may be changed from time to time by either Party by providing written notice to the other in the manner set forth above.

12.7.

Execution in Counterparts and by Electronic Means. This Agreement may be executed in counterparts and by electronic means and the Parties agree that such electronic means and delivery will have the same force and eﬀect as delivery of an original document with original signatures.

12.8.

Entire Agreement; Amendment. This Agreement includes all addendums, exhibits, schedules, side-letters, the Service Level Agreement and attachments referenced herein, all of which are incorporated herein by this reference. This Agreement is the final, complete, and entire agreement of the Parties. There are no other promises or conditions in any other agreement, oral or written. This Agreement supersedes and replace, as applicable, any prior promises, agreements, representations, undertakings, or implications whether made orally or in writing between the Parties related to the subject matter of this Agreement, including but not limited to, any prior Master Custody Services Agreements, including the Original Agreement, entered into between the Parties which shall be deemed terminated upon the execution of this Agreement. Except with respect to the addendums, exhibits, and schedules hereto which may be modified by the Parties upon mutual agreement in writing (with email being sufficient), the Agreement may only be modified or amended in writing and signed by both Parties.

12.9.

Remedies Cumulative. Each Party will have all of the rights and remedies provided by law in addition to the rights and remedies set forth in this Agreement and in any other agreement or writing between the Parties. All of a Party’s rights and remedies are cumulative and may be exercised from time to time, and the pursuit of one right or remedy will not constitute an exclusive election or otherwise preclude or limit its pursuit of any other or additional right or remedy.

12.10.

Severability. If any provision of this Agreement will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provisions will be deemed to be written, construed and enforced as so limited.

12.11.

Assignment. No Party may assign any of its rights under this Agreement or delegate its performance under this Agreement without the prior written consent of the other Party except that either Party may assign its rights and delegate its performance under this Agreement to: (i) any entity that acquires all or substantially all of its assets; (ii) any Aﬃliate that controls, is controlled by, or is under common control; and (iii) any successor in a merger, acquisition, or reorganization, including any judicial reorganization provided that such Party provides advance notice to the other Party and any entity providing services pursuant to assignment under each of (i), (ii) and (iii) above possess the necessary licenses to perform such services in compliance with applicable law and any entity providing custody services pursuant to this Agreement shall be a qualified custodian as defined under the Advisers Act. Any purported assignment in violation of this Section 12.11 will be null and void, ab initio, and of no force or eﬀect.

12.12.

Use of Aﬃliates and Delegates. Anchorage is, and will at all times be, responsible for the acts and omissions of its Aﬃliates, including Anchor Labs, Inc. Without limiting the generality of the foregoing, Anchorage hereby discloses that it is a subsidiary of Anchor Labs, Inc., which provides certain technology and administrative services to Anchorage in support of Anchorage’s provision of Services hereunder, pursuant to an Intercompany Services Agreement between Anchorage and Anchor Labs, Inc. Anchorage is, and will at all times be, liable for the acts and omissions of its vendors, depositories, service providers or other Third Party with which it interacts on behalf of Client in furtherance of the Services, which for the avoidance doubt includes Third Party Validators, (“Anchorage Subcontractors”) and Affiliates, including Anchor Labs, Inc. to the same extent as if such acts or omissions were performed by Anchorage itself, and all provisions under this Agreement that are applicable to Anchorage will apply equally to the Anchorage Subcontractors and its Aﬃliates, including Anchor Labs, Inc~~.~~ Notwithstanding the foregoing in no circumstances shall custodial services be provided by any entity other than Anchorage. A list of Anchorage Subcontractors as of the Effective Date is reflected on Attachment 2 to Addendum 1. Anchorage shall provide Client with 180 days prior written notice before adding or removing Anchorage Subcontractors after the Effective Date.

12.13.

Insurance. Anchorage shall obtain and maintain, at its sole expense, insurance coverage in such types and amounts that are compliant with the requirements of Schedule G to this Agreement. In addition, Anchorage represents, warrants, and covenants that it shall maintain industry-standard insurance coverage for services rendered hereunder during the full duration of this Agreement and for at least five (5) years after expiration thereof.

12.14.

Governing Law. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions or rules. Subject to Section 11, the Parties hereby agree to submit to the exclusive jurisdiction of any appropriate court located in New York, New York, as a forum for litigation. Each of the Parties hereto hereby waives all right to trial by jury in any lawsuit, action, proceeding or counterclaim arising out of this Agreement.

12.15.

Survival. Any expiration or termination of this Agreement will not aﬀect any accrued claims, rights or liabilities of Parties, and all provisions which must survive to fulfill their intended purposes, or by their nature are intended to survive such expiration or termination will survive, including Sections 2 - 12, and the Schedules.

12.16.

Digital Asset Deposits and Withdrawals. Anchorage will promptly, which in no event shall be longer than 12 hours, process supported Digital Asset deposit transactions into Client’s Account according to the Authenticated Instruction received from Client or Client’s Authorized Representatives, including, for the avoidance of doubt, Agent, and, except as otherwise explicitly set forth herein, Anchorage is not required to verify the accuracy of the Authenticated Instruction prior to processing. Client must verify the accuracy of all deposit and withdrawal information prior to submitting Directions to Anchorage regarding a Digital Asset deposit or withdrawal transaction. Except for its obligations under, and subject to, this Agreement, Anchorage shall have no liability, obligation, or responsibility for Client Digital Asset transfers conducted in reliance on Authenticated Instructions received from Client or Client’s Authorized Representatives pursuant to this Agreement.

SCHEDULE A

DEFINITIONS

“Account” means an account established in the name of, or for the benefit of a Client, in which the ownership of Digital Assets is recorded and to which Digital Assets are credited. Each Account is recorded separately on Anchorage’s books and records and has one or more unique wallet addresses on the relevant Blockchain (e.g., in the case of bitcoin, the Blockchain associated with the Bitcoin network). An organization may have one or more Accounts, and an Account may have one or more Vaults. The Authorized Persons and Quorum requirements for each Account may diﬀer from those of other Accounts.

“Acceptable Device” means a hardware device with software configuration set forth in Schedule B. “Aﬃliate” means an entity controlling, controlled by or under common control with a Party.

“Anchorage API” means the application programming interface, as such may be modified from time to time, made available by Anchorage as part of the Services.

“Annual Basis Points” refers to the annual rate for custody fees. Monthly Custody Fees are charged at the rate of one-twelfth of the listed annual rate.

“AUC” or “Assets Under Custody” means the average daily balance across all Clients’ Digital Assets in Anchorage’s custody each month, calculated after the conclusion of each month, where the average daily balance is determined by adding each Client’s daily balances together and dividing the sum of the daily balances by the number of days in such month (or in the case of the first month, by the number of days in such month following the Fees Commencement Date). Daily balances are calculated in U.S. Dollars by applying closing prices, as provided by CryptoCompare.com at 4:00 PM Eastern Time, or if unavailable, other reliable, reputable third party pricing services, selected by Anchorage in its sole discretion, to the end of day holdings in the Account. If such source(s)’ closing prices for certain Digital Assets are unavailable, or Anchorage reasonably determines that such prices are unreliable due to low or inconsistent trading volumes, Anchorage may use fixed pricing for such Digital Assets, which will be determined by prior written agreement with Client.

“Authenticated Instruction” means a Direction (i) regarding specific Digital Assets; (ii) to add or remove Authorized Persons; (iii) to generate or remove, or change permissions for, Anchorage API keys; or (iv) which is otherwise provided for by the Services; by (a) an Authorized Person that has received Quorum approval (where such Quorum approval is required) or (b) an authorized application using an Anchorage API key (generated by an Authorized Person). All Authenticated Instructions shall be received and authenticated by Anchorage in accordance with reasonable security procedures, or they shall not constitute Authenticated Instructions. Anchorage’s authentication processes and procedures, including security procedures defined herein, will be determined by Anchorage in its reasonable discretion, subject to this Agreement, and in accordance with applicable law and regulation and industry best practices of comparable custodians that are chartered banks and trust companies, from time to time, and will include various measures, including, without limitation, biometric authentication for each Authorized Person, which may include but are not limited to fingerprint, facial recognition, or voiceprint. Where the purpose of an Authenticated Instruction relates to Digital Assets, such an Authenticated Instruction is an entitlement order for purposes of Article 8.

“Authorized Person” means a person nominated by Agent acting on behalf of Client, and thereafter approved by Anchorage.

pursuant to Section 2.1. “Basis Point” means 1/100th of 1%.

“Bitcoin” or “BTC” (whether capitalized or not) is a type of Digital Asset that is the native asset of the Bitcoin network, which is peer-to-peer network of nodes which implement the Bitcoin protocol.

“Blockchain” means software operating a distributed ledger which is maintained by a network of computers, and that records all transactions in a Digital Asset in theoretically unchangeable data packages known as blocks, each of which are timestamped to reference the previous block so that the blocks are linked in a chain that evidences the entire history of transactions in the Digital Asset.

“Client Data” means any or all of the following, and all copies thereof, regardless of the form or media: (i) Personal Information of Client or an Authorized Person; and (ii) any non-public data or information provided or submitted by or on behalf of Client or an Authorized Person as part of the Services.

“Confidential Information” has the meaning given in the body of this Agreement.

“Digital Asset” means a digital representation of value that may function as a medium of exchange or medium for investment, including both bitcoin and Ethereum, and which is evidenced on, and can be electronically received and stored using distributed ledger technology. For the avoidance of doubt, Digital Assets held by Anchorage for the Client are “Financial Assets” for purposes of the UCC and are not assets of Anchorage.

“Direction” means Authenticated Instructions, through the Anchorage application made by Authorized Persons, or the Anchorage API, relating to the storage or transfer of Digital Assets. All Directions shall be Authenticated Instructions or they shall not constitute Directions.

“Documentation” means all Client manuals, training and marketing materials, guides, product descriptions, product specifications, technical manuals, supporting materials, and other information relating to the Services and provided by Anchorage to Client.

“ETH”, “ether”, or Ethereum (whether capitalized or not) means a type of Digital Asset called Ether that is the native asset of the Ethereum Mainnet. Ethereum can refer to either the Ethereum Mainnet itself or to the native asset of such network.

“Ethereum” (whether capitalized or not) means, depending on the context, the decentralized Blockchain network powered by ETH, or the network’s native asset (ETH).

“Ethereum Mainnet” means Ethereum’s main network and Blockchain also known as the Ethereum layer 1 (L1). “Fee” has the meaning provided in the Order Form.

“Fiat Services” means services related to the custody, management, and Directions related to fiat currencies owned by Client and held for Client’s benefit by Anchorage, including (i) holding Client’s fiat currency in an omnibus banking account held for the benefit of Anchorage’s clients, and (ii) transferring Client’s fiat currency as directed by Client or other Client designee.

“Force Majeure Event” has the meaning specified in the body of this Agreement.

“Fork” means (i) that the source code of a Digital Asset network as a whole has been changed in a way that makes it incompatible with the unchanged version of the Digital Asset network, (ii) a material population of miners, validators and/or node operators of the Digital Asset network accept the changes while the remainder do not, and (iii) that the two resulting Digital Asset networks have not been merged together in a timely manner, resulting in divergent blockchains for each. A Fork would create two separate Digital Asset networks (each, a “Forked Network”), and may result in Anchorage holding an identical amount of Digital Assets associated with each Forked Network.

“including” (irrespective of whether capitalized or not) means including, without limitation.

“Intellectual Property Right(s)” means, with respect to any thing, material or work (hereinafter, a “Work”): any and all (i) worldwide copyrights, trademarks, trade secrets and any other intellectual property and proprietary rights and legal protections in and to such Work including but not limited to all rights under treaties and conventions and applications related to any of the foregoing; (ii) all patents, patent applications, registrations and rights to make applications and registrations for the foregoing; (iii) all goodwill associated with the foregoing; (iv) all renewals, extensions, reversions or restorations of all such rights; (v) all works based upon, derived from, or incorporating the Work; (vi) all income, royalties, damages, claims, and payments now or hereafter due or payable with respect thereto; (vii) all causes of action, either in law or in equity for past, present or future infringement based on the Work; (viii) rights corresponding to each of the foregoing throughout the world; and (ix) all the rights embraced or embodied therein, including but not limited to, the right to duplicate, reproduce, copy, distribute, publicly perform, display, license, adapt, prepare derivative works from the Work, together with all physical or tangible embodiments of the Work.

“Laws” means all United States federal, state and local laws, statutes, ordinances, regulations, rules, executive orders, circulars, opinions, agency guidance, interpretive letters and other oﬃcial releases, request, or recommendation of or by any government, or any authority, department or agency thereof.

“Monthly Custody Fee” means (Annual Basis Points x AUC)/12 as calculated using the fee table in the Order Form.

“Monthly Minimum Fee” refers to the fees as agreed by Parties in the Order Form.

“One-Time Onboarding Fee” refers to the fees for establishing Client as an Anchorage customer, including KYC/AML processes; one in-person training session; Authorized Person onboarding; and remote training for up to ten (10) individuals. Credit, if any, may be applied to Client Fees only above the Monthly Minimum Fee, and will be applied fully each month until the credit has been fully expended within the Initial Term. Any remaining credit after the Initial Term shall be forfeited.

“Personal Data Breach” has the meaning provided for in the Data Processing Addendum attached as Exhibit A.

“Personal Information” means any information relating to an identified or identifiable individual, such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, personal identification number, health or medical information, fingerprint, voice print, or any other unique logical or biometric identifier specific to an individual, regardless of the media in which it is contained, that is: (i) disclosed to Anchorage, its Aﬃliates or Anchorage Representatives by Client or an Authorized Person in anticipation of, in connection with or incidental to the Services; (ii) processed at any time by Anchorage, an Anchorage Aﬃliate or Anchorage Representatives in connection with or incidental to the performance of its obligations under this Agreement; or (iii) derived by Anchorage, an Anchorage Aﬃliate or Anchorage Representatives from the information described in (i) and (ii) above.]

“Private Key” means an alphanumeric string known only to the holder of a Digital Asset, which must be used to transact the Digital Asset represented by the corresponding Public Key on the applicable Blockchain.

“Public Key” means an alphanumeric string on a Blockchain that indicates ownership/possession of a specific amount of a Digital Asset by a specific network participant. The Public Key is visible to all participants in the Blockchain’s network.

“Quorum” means the minimum number of Authorized Persons required to approve a Direction which requires a quorum. Unless otherwise specified in an applicable control agreement or instructions provided in connection therewith, (i) Client may designate the total number and the minimum number of Authorized Persons required to approve an Authenticated Instruction or other Direction so long as Client designates at least three (3) Authorized Persons, with at least two (2) required to approve any Direction.

“Representative” means any employees, oﬃcers, directors, representatives, contractors, and agents of a Party.

“Services” means the services related to (i) the custody and settlement of Digital Assets provided by Anchorage to Client under this Agreement (including any attachments, schedules, exhibits, or addendums), including the Technology Platform and Support Services and (ii) the staking services contemplated by this Agreement in accordance with Schedules D. “Services” also includes Fiat Services or On-Chain Services if Anchorage has oﬀered such services to Client, and Client has accepted such services. For the avoidance of doubt, “Services” expressly excludes the provision of legal, tax, brokerage, or investment advice or recommendations.

“Support Services” means services supporting the use of the Services, including access to Anchorage Representatives for support related to Account(s), training, etc.

“Technology Platform” means the technology platform and application provided by Anchorage and made available to Client to access the Services and Account(s), including the Anchorage API, and any changes, improvements, extensions thereto or other versions thereof in order to: (i) store Client’s Digital Assets and provide related services; (ii) handle Digital Assets according to Authenticated Instructions; and (iii) determine the eligibility of Digital Assets for storage and continued storage. The Technology Platform includes but is not limited to (i) algorithms, computer programs, concepts, ideas, inventions, machines, mask works, procedures, processes, rates, security codes, and works of authorship in all cases whether or not patentable or copyrightable, that are owned or in-licensed by Anchorage or that otherwise are or have been created, developed, owned, incorporated or generated, in whole or in part, by or on behalf of Anchorage for or into or in connection with features, functions, tools or services to be provided pursuant to this Agreement, (ii) all data and other information that are or can be collected, compiled, or derived by or on behalf of Anchorage from any usage by Client or any other person of any work, invention, or other subject matter referred to in the foregoing, and (iii) any work, invention, or other subject matter that constitutes or relates to a suggestion, enhancement, modification, improvement, upgrade, or update regarding, or that is otherwise based on or derived from or related to, any work, invention, or other subject matter referred to in this the foregoing.

“Third Party” means a person(s) or any legal entity that is not a Party, a Representative of a Party, or an Aﬃliate of a Party.

“UCC” means the New York Uniform Commercial Code.

“UUC” or “Units Under Custody” means the average daily quantity of Client Digital Assets in Anchorage’s custody each month, calculated after the conclusion of each month, where the average daily quantity is determined by adding each daily quantity and dividing the sum of the daily quantity amounts by the number of days in such month (or in the case of the first month, by the number of days in such month following the Fees Commencement Date). The first invoice will be sent after the end of the calendar month including the Fees Commencement Date, unless otherwise agreed in writing by the Parties.

“Vault” means a subdivision of an Account. Each Vault is held separately on Anchorage’s books and records and may have one or more unique wallet addresses on the relevant Blockchain. The Authorized Persons and Quorum requirements for each Vault may diﬀer from those of other Vaults.

SCHEDULE B

TECHNICAL AND EQUIPMENT SPECIFICATIONS

[redacted]

SCHEDULE C

LIST OF CLIENTS

•	Fidelity Solana Fund

•	FMR Capital, Inc.

SCHEDULE D

STAKING SERVICES ADDENDUM

(the “Staking Addendum”)

[redacted]

SCHEDULE F

BACKGROUND SCREENING CRITERIA

[redacted]

SCHEDULE G

INSURANCE REQUIREMENTS

[redacted]

SCHEDULE H

BUSINESS CONTINUITY PLANNING SUPPLEMENTAL TERMS

[redacted]

SCHEDULE I

LIST OF SUPPORTED DIGITAL ASSETS

•	Bitcoin (BTC)

•	Ether (ETH)

•	Solana (SOL)

EXHIBIT A

SERVICE LEVEL AGREEMENT

[redacted]

ADDENDUM 1

ADDITIONAL TERMS AND CONDITIONS

[redacted]

ATTACHMENT 1 TO ADDENDUM 1

Security Requirements (Version 2.6)

[redacted]

ATTACHMENT 2 TO ADDENDUM 1

LIST OF ANCHORAGE SUBCONTRACTORS

[redacted]